Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Announces Oil Weighted Acquisition in Core Main Pass Area

•	$80 million acquisition increasing ownership in core MP 296/311 complex

•	Purchasing ~2.6 million boe with production of ~900 boe/d ( both 96% oil)

•	Bolt on asset with long-lived reserves, low P&A liabilities and identified upside

•	Funding with cash on hand; expanded undrawn revolver under credit facility to $200 million

New Orleans, Louisiana, October 31, 2011… Energy Partners, Ltd. (NYSE:EPL) (EPL or The Company) today announced it has executed a purchase and sale agreement to acquire oil and natural gas assets in the shallow-water central Gulf of Mexico (GOM) from a subsidiary of Stone Energy Corporation for $80.0 million.

The transaction involves additional interests in the Main Pass (MP) 296/311 complex that was included in the assets EPL purchased from Anglo-Suisse Offshore Partners, LLC (ASOP) in February 2011, along with other unit interests in the MP complex and an interest in a MP 295 primary term lease. The assets are currently producing approximately 900 net barrels of oil equivalent (boe) per day, about 96% of which is oil. EPL estimates the proved reserves as of the November 1, 2011 effective date totals approximately 2.6 million boe, consisting of 96% oil and 100% proved developed producing. The Company also estimates the asset retirement obligation to be assumed in the acquisition is expected to total approximately $4 million.

Gary Hanna, EPL’s President and CEO commented, “The original ASOP property acquisition was an excellent transaction for EPL, and the acquisition announced today will more than double our interests in the MP complex. This purchase adds another layer of long-lived oil production to our current asset base, and additional upside without incremental overhead. We plan to increase our activity levels in this prolific area that we believe holds untapped potential. Post transaction, we will maintain substantial liquidity through our expanded revolving credit facility and the generation of free cash flow. Today’s announcement is representative of the type of acquisition we seek as an acquirer of quality assets in the central GOM.”

EPL intends to fund the acquisition with cash on hand, currently estimated to be in excess of $90 million. Additionally, the Company has worked with its lenders to expand the borrowing base under its undrawn senior secured credit facility from $150 million to $200 million, which maintains substantial liquidity for the Company. EPL has begun implementing additional oil hedges to provide further downside protection in conjunction with the acquisition.

The purchase is subject to preferential rights-to-purchase held by the operator of the properties, and the closing of the transaction is subject to customary closing conditions and adjustments. The economic effective date is November 1, 2011, with closing expected in November.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: stock market conditions; the trading price of EPL’s common stock; cash demands caused by planned and unplanned capital expenditures; changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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